Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement on Form S-8 (File No. 333-156530) dated December 31, 2008, as amended by post-effective amendment No. 1 dated December 23, 2009, of our report dated March 29, 2010, with respect to the statement of net assets available for plan benefits of the Ensco Multinational Savings Plan as of December 31, 2009, the related statement of changes in net assets available for plan benefits for the year then ended, and the related supplemental Schedule I as of December 31, 2009, which report appears in the December 31, 2009 annual report on Form 11-K of the Ensco Multinational Savings Plan.

/s/ Whitley Penn LLP Dallas, Texas March 29, 2010